Exhibit 99.1

Form of Press Release Dated February 11, 2004

For immediate release	Contact: Debra Boyer
February 11, 2004	(317) 917-1298

National Wine & Spirits Announces its Results for the Quarter Ended December 31, 2003

Unaudited: Quarter Ended December 31, 2003

•	Revenues were $156.5 million vs. $214.9 million in prior year’s quarter.

•	Net loss was $1.2 million vs. net income of $5.6 million during the prior year’s quarter.

•	EBITDA was $4.8 million, vs. $10.4 million in prior year’s quarter.

Unaudited: Nine Months Ended December 31, 2003

•	Revenues were $429.3 million vs. $573.1 million in prior year’s comparable period.

•	Net loss was $3.5 million vs. net income of $10.6 million in prior year’s comparable period.

•	EBITDA was $11.7 million, vs. $25.5 million in prior year’s comparable period.

Results:

Indianapolis, Indiana, [February 11, 2004] For the three months ended December 31, 2003, EBITDA for National Wine & Spirits, Inc, (the “Company”) was $4.8 million, as compared to $10.4 million for the prior year’s comparable quarter. Net loss was $1.2 million for the three months ended December 31, 2003, versus net income of $5.6 million for the prior year’s comparable quarter, primarily resulting from the decline in the Company’s Illinois sales volume and lower than expected sales from the Company’s USB division. The Company’s case volume and revenue from its Indiana and Michigan operations improved for the three months ended December 31, 2003, as compared to the prior year’s comparable quarter through organic growth and additional brands.

The Company’s Illinois division experienced reduced sales volume, as compared to the prior year’s comparable quarter, resulting from the loss of certain distribution rights that occurred during the last fiscal quarter of the year ended March 31, 2003. As previously reported, the Company and Glazer’s

Wholesale Distributors (“Glazer”) modified the strategic partnership that has existed in the Illinois market since February 2003. While Glazer and the Company formerly shared profits and losses of the Illinois wine and spirits distribution business equally, under the new terms of the alliance, Glazer has committed to fund eighty percent of operating losses and receive eighty percent of operating profits effective December 1, 2003. The Company will fund twenty percent of any such losses and receive twenty percent of any such profits. Day-to day management of the Illinois business will now be the responsibility of Glazer, subject to certain rights and protective provisions in favor of the Company.

For the nine months ended December 31, 2003, the Company’s EBITDA was $11.7 million, as compared to $25.5 million for the prior year’s comparable period. Net loss was $3.5 million for the nine months ended December 31, 2003, versus net income of $10.6 million for the prior year’s comparable period, primarily resulting from the decline in the Company’s Illinois sales volume. The Company’s case volume and revenue from its Indiana and Michigan operations have improved for the nine months ended December 31, 2003, as compared to the prior year’s comparable period.

The most comparable GAAP measure for EBITDA is net income (loss). Following is a reconciliation between net income (loss) and EBITDA for the three months, and nine months, ended December 31, 2003 and 2002, respectively.

	Three Months Ended December 31		Nine Months Ended December 31
	2003	2002	2003	2002
	(In thousands)		(In thousands)
Net Income(loss)	$(1,239)	$5,562	$(3,544)	$10,587
Interest expense	2,463	2,845	6,326	8,492
Depreciation	1,391	1,572	4,599	4,897
Amortization	2,157	439	4,368	1,562

EBITDA	$4,772	$10,418	$11,749	$25,538

The EBITDA information reflected herein may not be comparable to similarly titled measures used by other companies. EBITDA is a non-GAAP financial measure within the meaning of Regulation G. EBITDA is presented because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of debt service capability. Management also uses EBITDA to set targets and monitor and assess financial performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance and cash flow prepared in accordance with generally accepted accounting principles.

Indianapolis-based National Wine & Spirits, Inc. is one of the leading distributors of alcohol beverages in the U.S. The Company has a strong portfolio that includes brands from Fortune Brands [FO], Diageo [DEO], Louis-Vuitton Moet Hennessey [LVMHF], Pernod Ricard [PDRDF], Constellation Brands [STZ], Brown-Forman [BFA; BFB], Beringer Wine, Allied Domecq [AED], Sebastiani Winery, Banfi, Kendall Jackson, and Southcorp [STHHY] among others.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. A variety of factors could cause the Company’s actual results to differ from the reported results expressed in such forward-looking statements. A discussion of factors that could cause results to vary are included in the Company’s periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2003, and its Form 10-Q for the nine months ended December 31, 2003.